Exhibit 99.1

Trilogy Metals Announces the Appointment of Tony Giardini as President and Chief Executive Officer

VANCOUVER, April 20, 2020 /CNW/ - Trilogy Metals Inc. (TSX / NYSE American: TMQ) ("Trilogy Metals" or the "Company") announces the appointment of Tony Giardini as President and Chief Executive Officer effective June 1, 2020.  Mr. Giardini has been a director of the Company since 2012, when it was spun-out as a public company, and will continue to be an executive director.

Mr. Giardini has extensive experience as an executive officer and key leadership team member with his previous roles as President of Ivanhoe Mines Ltd. ("Ivanhoe Mines"), a base metals development and exploration company, and as Chief Financial Officer at Kinross Gold Corporation ("Kinross Gold"), a senior gold producer. Both companies operated assets and complex international projects at various stages of development. Tony has extensive experience with joint ventures and large capital projects, including Ivanhoe's three large development assets, Platreef, Kipushi and Kamoa-Kakula.

Prior to joining Ivanhoe Mines, he was Executive Vice President and Chief Financial Officer of Toronto-based Kinross Gold, a position he held since December 2012. From 2006 to 2012, Mr. Giardini was Chief Financial Officer of the original Ivanhoe Mines (now Turquoise Hill Resources) where he was a member of the Technical Committee overseeing the development of the Oyu Tolgoi project.  Prior to that he spent 10 years at Placer Dome where he held a series of senior financial positions, including Vice President and Treasurer.

Janice Stairs, Chair of the Board of Trilogy Metals, commented, "After an extensive global search, we are delighted to welcome Tony to the President and CEO role at Trilogy Metals. We will greatly benefit from his wealth of experience with joint ventures and large capital projects, his proven track record of building and leading successful teams, his capital raising expertise, and his track record of executing strategies that increase shareholder value. We look forward to his leadership in taking Trilogy Metals through its next phase of growth and development."

Mr. James (Jim) Gowans will continue in his role as Interim President and Chief Executive Officer until May 31, 2020. Mr. Gowans remains in his role as a director of the Company and he will continue as a member of the Board of Ambler Metals LLC, overseeing the Company's interests in its joint venture with South32 Limited. The Board of Directors of Trilogy Metals wishes to thank Jim for his ongoing contributions to the Company.

About Trilogy Metals

Trilogy Metals Inc. is a metals exploration and development company which holds a 50 percent interest in Ambler Metals LLC which has a 100 percent interest in the UKMP in northwestern Alaska. On December 19, 2020, South32, which is a globally diversified mining and metals company, exercised its option to form a 50/50 joint venture with Trilogy. The UKMP is located within the Ambler Mining District which is one of the richest and most-prospective known copper-dominant districts located in one of the safest geopolitical jurisdictions in the world. It hosts world-class polymetallic VMS deposits that contain copper, zinc, lead, gold and silver, and carbonate replacement deposits which have been found to host high-grade copper and cobalt mineralization. Exploration efforts have been focused on two deposits in the Ambler mining district - the Arctic VMS deposit and the Bornite carbonate replacement deposit. Both deposits are located within land package that spans approximately 172,636 hectares. The Company has an agreement with NANA Regional Corporation, Inc., a Regional Alaska Native Corporation that provides a framework for the exploration and potential development of the Ambler mining district in cooperation with local communities. Our vision is to develop the Ambler mining district into a premier North American copper producer.

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain "forward-looking information" and "forward-looking statements" (collectively "forward-looking statements") within the meaning of applicable Canadian and United States securities legislation including the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein, including, without limitation, are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as "expects", "anticipates", "believes", "intends", "estimates", "potential", "possible", and similar expressions, or statements that events, conditions, or results "will", "may", "could", or "should" occur or be achieved. These forward-looking statements may include statements regarding perceived merit of properties; the effective date of Mr. Giardini's appointment; or other statements that are not statements of fact.  Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from the Company's expectations include the uncertainties involving our assumptions with respect to the likelihood and timing of the AMDIAP; the need for cooperation of government agencies and native groups in the development and operation of properties as well as the construction of the access road; the need to obtain permits and governmental approvals; risks of construction and mining projects such as accidents and other risks and uncertainties disclosed in the Company's Annual Report on Form 10-K for the year ended November 30, 2019 filed with Canadian securities regulatory authorities and with the United States Securities and Exchange Commission and in other Company reports and documents filed with applicable securities regulatory authorities from time to time. The Company's forward-looking statements reflect the beliefs, opinions and projections on the date the statements are made. The Company assumes no obligation to update the forward-looking statements or beliefs, opinions, projections, or other factors, should they change, except as required by law.

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SOURCE Trilogy Metals Inc.

View original content: http://www.newswire.ca/en/releases/archive/April2020/20/c1986.html

%CIK: 0001543418

For further information: Company Contacts: Elaine Sanders, Vice President & Chief Financial Officer; Patrick Donnelly, Vice President Corporate Communications & Development; 604-638-8088 or 1-855-638-8088

CO: Trilogy Metals Inc.

CNW 06:30e 20-APR-20